Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ALABAMA GAS CORPORATION

INDEX TO FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Alabama Gas Corporation:

In our opinion, the accompanying balance sheets and the related statements of income, shareholder’s equity and cash flows present fairly, in all material respects, the financial position of Alabama Gas Corporation (the “Company”) at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

March 3, 2014

STATEMENTS OF INCOME

Alabama Gas Corporation

Years ended December 31, (in thousands)	2013	2012	2011
Operating Revenues	$533,338	$451,589	$534,953

Operating Expenses
Cost of gas	215,455	142,228	233,523
Operations and maintenance	143,138	141,334	139,030
Depreciation and amortization	43,907	42,270	39,916
Income taxes
Current	19,687	18,966	(1,388)
Deferred	15,000	11,278	28,058
Taxes, other than income taxes	37,070	32,541	36,268

Total operating expenses	474,257	388,617	475,407

Operating Income	59,081	62,972	59,546

Other Income (Expense)
Allowance for funds used during construction	698	623	807
Other income	14,393	2,382	1,309
Other expense	(1,124)	(291)	(320)

Total other income	13,967	2,714	1,796

Interest Expense
Interest on long-term debt	13,509	13,744	12,100
Other interest expense	2,140	2,540	2,640

Total interest expense	15,649	16,284	14,740

Net Income	$57,399	$49,402	$46,602

The accompanying Notes to Financial Statements are an integral part of these statements.

BALANCE SHEETS

Alabama Gas Corporation

(in thousands)	December 31, 2013	December 31, 2012
ASSETS
Property, Plant and Equipment
Utility plant	$1,491,433	$1,416,590
Less accumulated depreciation	605,924	573,947

Utility plant, net	885,509	842,643

Other property, net	41	42

Current Assets
Cash	3,032	5,559
Accounts receivable
Gas	103,301	94,011
Other	5,447	5,117
Affiliated companies	4,662	5,742
Allowance for doubtful accounts	(5,000)	(5,700)
Inventories
Storage gas inventory	32,095	32,205
Materials and supplies	5,471	5,528
Liquified natural gas in storage	3,634	3,498
Regulatory assets	2,756	45,515
Income tax receivable	3,644	2,762
Deferred income taxes	20,049	18,799
Prepayments and other	4,654	4,451

Total current assets	183,745	217,487

Other Assets
Regulatory assets	84,890	110,566
Other postretirement assets	26,457	848
Deferred charges and other	17,433	11,290

Total other assets	128,780	122,704

TOTAL ASSETS	$1,198,075	$1,182,876

The accompanying Notes to Financial Statements are an integral part of these statements.

BALANCE SHEETS

Alabama Gas Corporation

(in thousands, except share data)	December 31, 2013	December 31, 2012
LIABILITIES AND CAPITALIZATION
Capitalization
Preferred stock, cumulative, $0.01 par value, 120,000 shares authorized	$—	$—
Common shareholder’s equity
Common stock, $0.01 par value; 3,000,000 shares authorized, 1,972,052 shares issued at December 31, 2013 and 2012, respectively	20	20
Premium on capital stock	31,682	31,682
Capital surplus	2,802	2,802
Retained earnings	350,076	325,999

Total common shareholder’s equity	384,580	360,503
Long-term debt	249,923	250,028

Total capitalization	634,503	610,531

Current Liabilities
Notes payable to banks	50,000	77,000
Accounts payable	48,653	51,741
Accrued taxes	28,027	24,186
Customer deposits	21,692	24,705
Amounts due customers	16,990	19,718
Accrued wages and benefits	7,682	6,703
Regulatory liabilities	49,006	45,116
Other	10,113	9,018

Total current liabilities	232,163	258,187
Deferred Credits and Other Liabilities
Deferred income taxes	205,631	189,381
Pension liabilities	20,191	43,611
Regulatory liabilities	94,125	80,404
Other	11,462	762

Total deferred credits and other liabilities	331,409	314,158

Commitments and Contingencies
TOTAL LIABILITIES AND CAPITALIZATION	$1,198,075	$1,182,876

The accompanying Notes to Financial Statements are an integral part of these statements.

STATEMENTS OF SHAREHOLDER’S EQUITY

Alabama Gas Corporation

(in thousands, except share data)
	Common Stock		Premium on Capital Stock	Capital Surplus	Retained Earnings	Total Shareholder’s Equity
	Number of Shares	Par Value
Balance December 31, 2010	1,972,052	$20	$31,682	$2,802	$292,815	$327,319
Net income					46,602	46,602
Cash dividends					(29,183)	(29,183)

Balance December 31, 2011	1,972,052	20	31,682	2,802	310,234	344,738
Net income					49,402	49,402
Cash dividends					(33,637)	(33,637)

Balance December 31, 2012	1,972,052	20	31,682	2,802	325,999	360,503
Net income					57,399	57,399
Cash dividends					(33,322)	(33,322)

Balance December 31, 2013	1,972,052	$20	$31,682	$2,802	$350,076	$384,580

The accompanying Notes to Financial Statements are an integral part of these statements.

STATEMENTS OF CASH FLOWS

Alabama Gas Corporation

Years ended December 31, (in thousands)	2013	2012	2011
Operating Activities
Net income	$57,399	$49,402	$46,602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,907	42,270	39,916
Deferred income taxes	15,000	11,278	28,058
Bad debt expense	774	146	2,457
Gain on sale of assets	(10,889)	—	—
Other, net	14,068	10,667	1,560
Net change in:
Accounts receivable	(23,955)	(13,528)	4,862
Inventories	31	10,544	(7,371)
Accounts payable	(2,464)	(5,906)	(1,499)
Amounts due customers, including gas supply pass-through	40,542	(57,747)	(2,597)
Income tax receivable	(882)	7,000	553
Pension and other postretirement benefit contributions	(6,070)	(2,725)	(2,811)
Other current assets and liabilities	2,700	(8,654)	(2,802)

Net cash provided by operating activities	130,161	42,747	106,928

Investing Activities
Additions to property, plant and equipment	(86,037)	(69,860)	(73,447)
Proceeds from sale of assets	13,838	—	—
Other, net	(62)	(3,252)	(2,743)

Net cash used in investing activities	(72,261)	(73,112)	(76,190)

Financing Activities
Payment of dividends on common stock	(33,322)	(33,637)	(29,183)
Proceeds from issuance of long-term debt	—	—	50,000
Reduction of long-term debt	(105)	(218)	(5,547)
Net change in short-term debt	(27,000)	62,000	(55,000)
Other	—	(38)	(101)

Net cash provided by (used in) financing activities	(60,427)	28,107	(39,831)

Net change in cash and cash equivalents	(2,527)	(2,258)	(9,093)
Cash and cash equivalents at beginning of period	5,559	7,817	16,910

Cash and cash equivalents at end of period	$3,032	$5,559	$7,817

The accompanying Notes to Financial Statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Alabama Gas Corporation (Alagasco, the Company) is a wholly owned subsidiary of Energen Corporation (Energen). Alagasco is engaged in the purchase, distribution and sale of natural gas principally in central and north Alabama (natural gas distribution) and is headquartered in Birmingham, Alabama. The following is a description of the Company’s significant accounting policies and practices.

Natural Gas Distribution

A.	Regulatory Accounting

Alagasco is subject to regulation by the Alabama Public Service Commission (APSC) with respect to rates, accounting and various other matters. Alagasco capitalizes or defers certain costs or revenues, based on the approvals received from the APSC, to be recovered from or refunded to customers in future periods. These costs or revenues are recorded as regulatory assets or liabilities.

B.	Utility Plant and Depreciation

Property, plant and equipment are stated at cost. The cost of utility plant includes an allowance for funds used during construction. Maintenance is charged for the cost of normal repairs and the renewal or replacement of an item of property which is less than a retirement unit. Gains and losses on all dispositions of land are recognized at time of disposal. When property which represents a retirement unit is replaced or removed, the cost of such property is credited to utility plant and is charged to the accumulated reserve for depreciation. The estimated net removal costs on certain gas distribution assets are charged through depreciation and recognized as a regulatory liability in accordance with regulatory accounting. Depreciation is provided using the composite method of depreciation on a straight-line basis over the estimated useful lives of utility property at rates approved by the APSC. On June 28, 2010, the APSC approved a reduction in depreciation rates, effective June 1, 2010, for Alagasco with the revised prospective composite depreciation rate approximating 3.1 percent. Related to the lower depreciation rates, Alagasco refunded to eligible customers approximately $25.6 million of refundable negative salvage costs through a one-time bill credit in July 2010. Refunds of negative salvage costs to customers through lower tariff rates were $16.3 million, $14.2 million, $22.2 million and $2.7 million for the years ended December 31, 2013, 2012 and 2011 and in December 2010, respectively. Alagasco anticipates refunding approximately $15.8 million of refundable negative salvage costs through lower tariff rates over the next twelve months. An additional estimated $39.7 million of refundable negative salvage costs will be refunded to eligible customers on a declining basis through lower tariff rates over a five year period beginning January 1, 2015. The total amount refundable to customers is subject to adjustments over the remaining five year period for charges made to the Enhanced Stability Reserve (ESR) and other APSC approved charges. The refunds as of December 2013 and the remaining amount refundable over the entire nine year period are due to a re-estimation of future removal costs provided for through the prior depreciation rates. The re-estimation was primarily the result of Alagasco’s actual removal cost experience, combined with technology improvements and Alagasco’s system efficiency improvements, during the five years prior to the approval of the reduction in depreciation rates. Approved depreciation rates averaged approximately 3.1 percent, 3.2 percent and 3.1 percent in the years ended December 31, 2013, 2012 and 2011, respectively.

C.	Inventories

Inventories, which consist primarily of gas stored underground, are stated at average cost. Liquified natural gas is stated at base cost.

D.	Operating Revenue and Gas Costs

Alagasco records natural gas distribution revenues in accordance with its tariff established by the APSC. The margin and gas costs on service delivered to cycle customers but not yet billed are recorded in current assets as accounts receivable with a corresponding regulatory liability. Gas imbalances are settled on a monthly basis. Alagasco had no material gas imbalances at December 31, 2013 and 2012.

E.	Derivative Commodity Instruments

In prior years, Alagasco entered into cash flow derivative commodity instruments to hedge its exposure to price fluctuations on its gas supply pursuant to standing authorizations by the Board of Directors, which do not authorize speculative positions. Alagasco recognizes all derivatives at fair value as either assets or liabilities on the balance sheet. Any realized gains or losses are passed through to customers using the mechanisms of the Gas Supply Adjustment (GSA) rider in accordance with Alagasco’s APSC approved tariff and are recognized as a regulatory asset or regulatory liability. All derivative commodity instruments in a gain position are valued on a discounted basis incorporating an estimate of performance risk specific to each related counterparty. Derivative commodity instruments in a loss position are valued on a discounted basis incorporating an estimate of performance risk specific to Alagasco.

F.	Taxes on Revenues

The collection and payment of revenue taxes such as utility license taxes and fees, franchise fees and taxes imposed by other governmental authorities are reported on a gross basis. These amounts are included in taxes, other than income taxes on the consolidated statements of income as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Taxes on revenues	$25,870	$21,479	$25,268

The collection and payment of utility gross receipts tax is presented on a net basis.

G.	Fair Value Measurements

The carrying values of cash and cash equivalents, accounts payable and receivable, derivative commodity instruments, pension and postretirement plan assets and liabilities and other current assets and liabilities approximate fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The fair value hierarchy that prioritizes the inputs used to measure fair value is defined as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 -	Pricing inputs other than quoted prices in active markets included within Level 1, which are either directly or indirectly observable through correlation with market data as of the reporting date;

Level 3 -	Pricing that requires inputs that are both significant and unobservable to the calculation of the fair value measure. The fair value measure represents estimates of the assumption that market value participants would use in pricing the asset or liability. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

In prior years, Alagasco entered into cash flow derivative commodity instruments to hedge its exposure to price fluctuations on its gas supply. Alagasco has not entered into any cash flow derivative transactions on its gas supply since 2010. Hedge transactions are pursuant to standing authorizations by Energen’s Board of Director, which do not authorize speculative positions. Alagasco recognizes all derivatives at fair value as eithers assets or liabilities on the balance sheet. All derivative commodity instruments in a gain position are valued on a discounted basis incorporating an estimate of performance risk specific to each related counterparty. Derivative commodity instruments in a loss position are valued on a discounted basis incorporating an estimate of performance risk specific to Alagasco. Any realized gains or losses are passed through to customers using the mechanisms of the Gas Supply Adjustment (GSA) rider in compliance with Alagasco’s APSC-approved tariff and are recognized as a regulatory asset or regulatory liability.

Pension and postretirement plan assets include mutual and comingled funds and limited partnerships. Plan assets were classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The determination and classification of fair value requires judgment and may affect the valuation of fair value assets and their placement within the fair value hierarchy. Level 1 and Level 2 fair values use market transactions and other market evidence whenever possible and consist primarily of equities, fixed income and mutual funds. Level 3 fair values used unobservable market prices primarily associated with certain alternative investments and a limited partnership.

H.	Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, a deferred tax asset or liability is recognized for the estimated future tax effects attributable to temporary differences between the financial statement basis and the tax basis of assets and liabilities as well as tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of the change. Alagasco files a consolidated federal tax return with Energen. Consolidated federal income taxes are charged to appropriate subsidiaries using the separate return method.

I.	Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical experience and in consideration of current market conditions. Account balances are charged against the allowance when it is anticipated the receivable will not be recovered.

J.	Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks and investments readily convertible into cash, which have original maturities within three months at the date of acquisition. Cash equivalents are stated at cost, which approximates fair value.

K.	Short-term Investments

All highly liquid financial instruments with maturities greater than three months and less than one year at the date of purchase are considered to be short-term investments. As of December 31, 2013 and 2012, Alagasco had no short-term investments.

L.	Stock-Based Compensation

Alagasco participates in Energen’s stock based compensation awards. Energen measures all share-based compensation awards at fair value at the date of grant and expenses the awards over the requisite vesting period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if the actual forfeitures differ from those estimates. Energen recognizes all stock-based compensation expense in the period of grant, subject to certain vesting requirements, for retirement eligible employees. Energen utilizes the long-form method of calculating the available pool of windfall tax benefit. For the years ended December 31, 2013, 2012 and 2011, the expense allocated to Alagasco totaled $2.2 million, $1.7 million, and $1.7 million, respectively.

M.	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The major estimates and assumptions identified by management include, but are not limited to, an assumption that regulatory accounting will continue as the applicable accounting standard for the Company’s regulated operations, the Company’s obligations under its employee pension and compensation plans, the valuation of derivative financial instruments, the allowance for doubtful accounts, tax contingency reserves, legal contingency reserves, asset retirement obligations, self insurance reserves and regulatory assets and liabilities. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from the estimates.

N.	Employee Benefit Plans

Alagasco employees participate in certain employee benefit plans offered by Energen. Energen has two defined benefit non-contributory qualified pension plans. These plans cover substantially all employees. Pension benefits for the majority of the Energen and Alagaso employees are based on years of service and final earnings; one plan is based on years of service and flat dollar amounts. Energen also has nonqualified supplemental pension plans covering certain officers of Alagasco. In addition to providing pension benefits, Energen provides certain postretirement health care and life insurance benefits for all employees hired prior to January 1, 2010. Energen continues to provide these benefits to certain non-salaried employees.

These postretirement healthcare and life insurance benefits are available upon reaching normal retirement age while working for Energen or Alagasco. The projected unit credit actuarial method was used to determine the normal cost and actuarial liability.

For retirement plans and other postretirement plans, certain financial assumptions are used in determining Energen’s projected benefit obligation. These assumptions are examined periodically by Energen, and any required changes are reflected in the subsequent determination of projected benefit obligations.

Measurement: Energen calculates periodic expense for defined benefit pension plans and other postretirement benefit plans on an actuarial basis and the net funded status of benefit plans is recognized as an asset or liability in its statement of financial position with changes in the funded status recognized related to Alagasco employees in regulatory assets and liabilities. For pension plans, the benefit obligation is the projected benefit obligation; for other postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation. Alagasco recognizes a regulatory asset for the portion of the obligation to be recovered in rates in future periods and a regulatory liability for the portion of the plan obligation to be provided through rates in the future. Energen measures the funded status of its employee benefit plans as of the date of its year-end statement of financial position.

Discount Rate: In selecting each discount rate, consideration was given to Moody’s Aa corporate bond rates, along with a yield curve applied to payments Energen expects to make out of its retirement plans. The yield curve is comprised of a broad base of Aa bonds with maturities between zero and thirty years. The discount rate for each plan was developed as the level equivalent rate that would produce the same present value as that using spot rates aligned with the projected benefit payments.

Long-Term Rate of Return: The assumed rate of return on assets is the weighted average of expected long-term asset assumptions. Energen considered past performance and current expectations for assets held by the plans as well as the expected long-term allocation of plan assets.

Other Significant Assumptions: The estimated weighted average rate of increase in the compensation level for pay related plans is another assumption used in calculation of the net periodic pension cost.

O.	Environmental Costs

Environmental compliance costs, including ongoing maintenance, monitoring and similar costs, are expensed as incurred. Environmental remediation costs are accrued when remedial efforts are probable and the cost can be reasonably estimated. As more fully described in Note 2, Regulatory Matters, and as currently approved, the ESR provides deferred treatment and recovery for extraordinary O&M expenses related to environmental response costs.

2. REGULATORY MATTERS

Alagasco is subject to regulation by the APSC which established the Rate Stabilization and Equalization (RSE) rate-setting process in 1983. Alagasco’s RSE order had an original term extending through December 31, 2014. On December 20, 2013, the APSC issued a final written order modifying RSE effective January 1, 2014 as follows. The term of the order is extended through September 30, 2018. The term will continue beyond September 30, 2018, unless the APSC enters an order to the contrary in a manner consistent with law. In the event of unforeseen circumstances, whether physical or economic, of the nature of force majeure and including a change in control, the APSC and Alagasco will consult in good faith with respect to modifications, if any. Alagasco’s allowed range of return on average common equity will be 10.5 percent to 10.95 percent with an adjusting point of 10.8 percent. Alagasco is eligible to receive a performance-based adjustment of 5 basis points to the return on equity adjusting point, based on meeting certain customer satisfaction criteria. The equity upon which a return will be permitted cannot exceed 56.5 percent of total capitalization, subject to certain adjustments. The inflation-based Cost Control Mechanism (CCM) will be adjusted to allow annual increases to O&M expense using the June Consumer Price Index For All Urban Consumers (Index Range) each rate year plus or minus 1.75 percent and from 2007 actual expenses, adjusted for inflation using the Index Range. Alagasco is on a September 30 fiscal year for rate-setting purposes (rate year) and reports on a calendar year for Securities and Exchange Commission reporting purposes.

Alagasco’s allowed range of return on average common equity is 13.15 percent to 13.65 percent through December 31, 2013. Under RSE, the APSC conducts quarterly reviews to determine whether Alagasco’s return on average common equity at the end of the rate year will be within the allowed range of return. Reductions in rates can be made quarterly to bring the projected return within the allowed range; increases, however, are allowed only once each rate year, effective December 1, and cannot exceed 4 percent of prior-year revenues. During the years ended December 31, 2013, 2012 and 2011, Alagasco had net pre-tax reductions in revenues of $10.6 million, $6.3 million and $6.7 million, respectively, to bring the return on average equity to midpoint within the allowed range of return. Under the provisions of RSE, a $10.3 million annual increase, $7.8 million annual increase and $13.0 million annual increase in revenues became effective December 1, 2013, 2012, and 2011, respectively. On January 1, 2014 an $8.5 million decrease in revenues became effective as a result of the December 20, 2013 RSE modification.

RSE limits the utility’s equity upon which a return was permitted to 55 percent of total capitalization, subject to certain adjustments through December 31, 2013. Currently, under the inflation-based CCM established by the APSC, if the percentage change in O&M expense on an aggregate basis falls within a range of 0.75 points above or below the percentage change in the September Index Range on a rate year basis, no adjustment was required. If the change in O&M expense on an aggregate basis exceeds the Index Range, three-quarters of the difference was returned to customers. To the extent the change is less than the Index Range, the utility benefits by one-half of the difference through future rate adjustments. The O&M expense base for measurement purposes will be set at the prior year’s actual O&M expense amount unless Alagasco exceeds the top of the Index Range in two successive years, in which case the base for the following year will be set at the top of the Index Range. Certain items that fluctuate based on situations demonstrated to be beyond Alagasco’s control may be excluded from the CCM calculation. Alagasco’s O&M expense fell within the Index Range for the rate years ended September 30, 2013, 2012 and 2011.

Alagasco’s rate schedules for natural gas distribution charges contain a GSA rider, established in 1993, which permits the pass-through to customers of changes in the cost of gas supply. Alagasco’s tariff provides a temperature adjustment mechanism, also included in the GSA, that is designed to moderate the impact of departures from normal temperatures on Alagasco’s earnings. The temperature adjustment applies primarily to residential, small commercial and small industrial customers. Other non-temperature weather related conditions that may affect customer usage are not included in the temperature adjustment.

The APSC approved an Enhanced Stability Reserve in 1998 which was subsequently modified and expanded in 2010. As currently approved, the ESR provides deferred treatment and recovery for the following: (1) extraordinary O&M expenses related to environmental response costs; (2) extraordinary O&M expenses related to self insurance costs that exceed $1 million per occurrence; (3) extraordinary O&M expenses, other than environmental response costs and self insurance costs, resulting from a single force majeure event or multiple force majeure events greater than $275,000 and $412,500, respectively, during a rate year; and (4) negative individual large commercial and industrial customer budget revenue variances that exceed $350,000 during a rate year.

Charges to the ESR are subject to certain limitations which may disallow deferred treatment and which proscribe the timing of recovery. Funding to the ESR is provided as a reduction to the refundable negative salvage balance over its nine year term beginning December 1, 2010. Subsequent to the nine year period and subject to APSC authorization, Alagasco anticipates recovering underfunded ESR balances over a five year amortization period with an annual limitation of $660,000. Amounts in excess of this limitation are deferred for recovery in future years.

The excess of total acquisition costs over book value of net assets of acquired municipal gas distribution systems is included in utility plant and is being amortized through Alagasco’s rate-setting mechanism on a straight-line basis with a weighted average remaining life of approximately 13 years. At December 31, 2013 and 2012, the net unamortized acquisition adjustments were $3.2 million and $3.8 million, respectively.

3. LONG-TERM DEBT AND NOTES PAYABLE

Long-term debt consisted of the following:

(in thousands)	December 31, 2013	December 31, 2012
Alabama Gas Corporation:
5.20% Notes, due January 15, 2020	$40,000	$40,000
5.70% Notes, due January 15, 2035	34,923	35,028
5.368% Notes, due December 1, 2015	80,000	80,000
5.90% Notes, due January 15, 2037	45,000	45,000
3.86% Notes, due December 21, 2021	50,000	50,000

Total	$249,923	$250,028

The aggregate maturities of Alagasco’s long-term debt for the next five years are as follows:

Years ending December 31, (in thousands)
2014	2015	2016	2017	2018
—	$80,000	—	—	—

The long-term debt and short-term debt agreements of Alagasco contain financial and nonfinancial covenants including routine matters such as timely payment of principal and interest, maintenance of corporate existence and restrictions on liens. Although none of the agreements have covenants or events of default based on credit ratings, the interest rates applicable to the Senior Term Loans and the Alagasco syndicated credit facility discussed below may adjust based on credit rating changes. All of the Company’s debt is unsecured.

Under Energen’s Indenture dated September 1, 1996 with The Bank of New York as Trustee, a cross default provision provides that any debt default of more than $10 million by Energen, Alagasco or its affiliate will constitute an event of default by Energen. Under Alagasco’s Indenture dated November 1, 1993 with The Bank of New York as Trustee, a cross default provision provides that any debt default by Alagasco of more than $10 million will constitute an event of default by Alagasco. Neither Indenture includes a restriction on the payment of dividends.

Alagasco Credit Facilities: On October 30, 2012, Alagasco entered into a $100 million five-year syndicated unsecured credit facility (syndicated credit facility) with domestic and foreign lenders. Borrowings under this credit facility are subject to the execution of individual note agreements each with maturity dates of less than one year. Accordingly, outstanding amounts due under this credit facility are classified as short term notes payable obligations in the financial statements. Alagasco has been authorized by the APSC to borrow up to $200 million at any one time under the short-term credit facilities.

The financial covenants of the Alagasco credit facility limit Alagasco to a maximum consolidated debt to capitalization ratio of no more than 65 percent as of the end of any fiscal quarter. Alagasco may not pay dividends during an event of default or if the payment would result in an event of default. Under Alagasco’s credit facility, a cross default provision provides that any debt default by Alagasco of more than $50 million will constitute an event of default by Alagasco.

Upon an uncured event of default under the credit facility, all amounts owing under the defaulted credit facility, if any, depending on the nature of the event of default will automatically, or may upon notice by the administrative agent or the requisite lenders thereunder, become immediately due and payable and the lenders may terminate their commitments under the defaulted facility. Alagasco was in compliance with the terms of the credit facility as of December 31, 2013.

The following is a summary of information relating to the Alagasco credit facility:

(in thousands)	December 31, 2013	December 31, 2012
Maximum amount outstanding at any month-end	$75,000	$77,000
Average daily amount outstanding	$35,027	$21,254
Weighted average interest rates based on:
Average daily amount outstanding	1.12%	1.44%
Amount outstanding at year-end	1.26%	1.11%

Total interest expense for Alagasco was $15.6 million, $16.3 million and $14.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. At December 31, 2013, Alagasco paid commitment fees on the unused portion of available credit facility of 15 basis points per annum.

4. INCOME TAXES

The components of Alagasco’s income taxes consisted of the following:

Years ended December 31, (in thousands)	2013	2012	2011
Taxes estimated to be payable currently:
Federal	$17,495	$18,227	$(1,280)
State	2,192	739	(108)

Total current	19,687	18,966	(1,388)

Taxes deferred:
Federal	13,252	9,066	24,938
State	1,748	2,212	3,120

Total deferred	15,000	11,278	28,058

Total income tax expense	$34,687	$30,244	$26,670

Temporary differences and carryforwards which gave rise to Alagasco’s deferred tax assets and liabilities were as follows:

(in thousands)	December 31, 2013		December 31, 2012
	Current	Noncurrent	Current	Noncurrent
Deferred tax assets:
Unbilled and deferred revenue	$12,547	$—	$10,137	$—
Allowance for doubtful accounts	1,815	—	2,155	—
Insurance accruals	1,769	—	1,856	—
Compensation accruals	2,480	—	2,645	—
Inventories	1,260	—	1,664	—
Gas supply adjustment related accruals	698	—	969	—
Other	984	1	774	2

Total deferred tax assets	21,553	1	20,200	2

Deferred tax liabilities:
Depreciation and basis differences	—	186,601	—	167,329
Pension and other costs	—	19,031	—	22,054
Other	1,504	—	1,401	—

Total deferred tax liabilities	1,504	205,632	1,401	189,383

Net deferred tax assets (liabilities)	$20,049	$(205,631)	$18,799	$(189,381)

No valuation allowance with respect to deferred taxes is deemed necessary as the Company anticipates generating adequate future taxable income to realize the benefits of all deferred tax assets on the balance sheet.

Total income tax expense for Alagasco differed from the amount which would have been provided by applying the statutory federal income tax rate of 35 percent to earnings before taxes as illustrated below:

Years ended December 31, (in thousands)	2013	2012	2011
Income tax expense at statutory federal income tax rate	$32,230	$27,876	$25,645
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	2,588	2,238	2,059
Reversal of tax reserves from audit settlements, net	—	—	(1,365)
Other, net	(131)	130	331

Total income tax expense	$34,687	$30,244	$26,670

Effective income tax rate (%)	37.67	37.97	36.40

A reconciliation of Alagasco’s beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)
Balance as of December 31, 2010	$18,941

Additions based on tax positions related to the current year	13
Additions for tax positions of prior years	1
Reductions for tax positions of prior years (lapse of statute of limitations)	(409)
Settlements	(18,444)

Balance as of December 31, 2011	102

Additions based on tax positions related to the current year	62
Additions for tax positions of prior years	201
Reductions for tax positions of prior years (lapse of statute of limitations)	(58)

Balance as of December 31, 2012	307

Reductions for tax positions of prior years (lapse of statute of limitations)	(31)

Balance as of December 31, 2013	$276

The reduction for settlements in 2011 are primarily related to Alagasco’s tax accounting method change for the recovery of its gas distribution property that was in dispute under an Internal Revenue Service (IRS) examination of the Company’s 2007-2008 federal consolidated income tax returns. In September 2010, the IRS made certain assessments primarily related to Alagasco’s tax accounting method change for the recovery of its gas distribution property. The Company subsequently filed a petition in United States Tax Court challenging the IRS assessment. During the second quarter of 2011, the Company entered into a settlement agreement with the IRS. Under this settlement, Alagasco was allowed the full repair tax deductions as originally claimed in the 2007 and 2008 federal income tax returns. The Chief Judge of the United States Tax Court signed and entered the Decision putting this settlement agreement into effect on June 16, 2011.

None of Alagasco’s unrecognized tax benefits at December 31, 2013 would impact the Company’s effective tax rate, if recognized. Alagasco recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2013, 2012, and 2011, Alagasco recognized approximately $4,000 of expense, $1,000 of income and $1.4 million of income for interest (net of tax benefit) and penalties, respectively. Alagasco had approximately $8,000 and $4,000 for the payment of interest (net of tax benefit) and penalties accrued at December 31, 2013 and 2012, respectively.

Alagasco’s tax returns for years 2010-2012 remain open and subject to examination by the IRS and major state taxing jurisdictions. Accordingly, it is reasonably possible that significant changes to the reserve for uncertain tax benefits may occur as a result of various audits and the expiration of the statute of limitations. Although the timing and outcome of tax examinations is highly uncertain, the Company does not expect the change in the unrecognized tax benefit within the next 12 months would have a material impact to the financial statements.

5. EMPLOYEE BENEFIT PLANS

Benefit Obligations: Alagasco participates in employee benefit plans with Energen. The following table sets forth the combined funded status of the defined qualified and nonqualified supplemental benefit plans along with the postretirement health care and life insurance benefit plans and their reconciliation with the related amounts in Energen’s financial statements:

As of December 31, (in thousands)	2013	2012	2013	2012
	Pension		Postretirement Benefits
Accumulated benefit obligation	$253,030	$269,101

Benefit obligation:
Balance at beginning of period	$323,540	$250,619	$85,785	$88,064
Service cost	14,173	10,527	1,694	1,853
Interest cost	11,239	10,801	3,504	4,248
Actuarial (gain) loss	(28,339)	65,048	(21,681)	(5,413)
Curtailment gain	(4,223)	—	(1,255)	—
Retiree drug subsidy program	—	—	261	360
Benefits paid	(23,036)	(13,455)	(4,726)	(3,327)

Balance at end of period	$293,354	$323,540	$63,582	$85,785

Plan assets:
Fair value of plan assets at beginning of period	$209,424	$195,659	$87,189	$78,121
Actual return on plan assets	22,977	24,841	14,892	8,778
Employer contributions	10,169	2,379	1,578	3,617
Benefits paid	(23,036)	(13,455)	(4,726)	(3,327)

Fair value of plan assets at end of period	$219,534	$209,424	$98,933	$87,189

Funded status of plans	$(73,820)	$(114,116)	$35,351	$1,404

Noncurrent assets	$—	$—	$35,351	$1,404
Current liabilities	(6,145)	(3,834)	—	—
Noncurrent liabilities	(67,675)	(110,282)	—	—

Net asset (liability) recognized	$(73,820)	$(114,116)	$35,351	$1,404

Amounts recognized to accumulated other comprehensive income:
Prior service costs, net of taxes	$323	$528	$—	$—
Net actuarial (gain) loss, net of taxes	37,479	52,472	(5,584)	(715)
Transition obligation, net of taxes	—	—	27	222

Total accumulated other comprehensive income (loss)	$37,802	$53,000	$(5,557)	$(493)

The table above includes the non-qualified supplemental retirement plan offered by Energen. This plan covers certain officers of Alagasco, providing payments on retirement, termination, death or disability. Alagasco recognized expense under these agreements in the amount of approximately $1.6 million and $1.4 million for the periods ended December 31, 2013 and December 31, 2012, respectively.

Alagasco recognized a regulatory asset of $58.2 million and $89.5 million as of December 31, 2013 and 2012, respectively, for the portion of the pension plan obligation to be recovered through rates in future periods. Alagasco also recognized a regulatory liability of $26.2 million and $1.2 million as of December 31, 2013 and 2012, respectively, for the portion of the postretirement health care and life insurance benefit obligation to be refunded through rates in future periods.

The components of net periodic benefit cost were as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Pension Plans
Components of net periodic benefit cost:
Service cost	$14,173	$10,527	$9,173
Interest cost	11,239	10,801	10,960
Expected long-term return on assets	(14,731)	(14,093)	(15,471)
Prior service cost amortization	490	517	496
Actuarial loss amortization	13,979	8,603	6,435
Termination benefit charge	—	—	414
Settlement charge	1,373	—	—

Net periodic expense	$26,523	$16,355	$12,007

Postretirement Benefit Plans
Components of net periodic benefit cost:
Service cost	$1,694	$1,853	$1,769
Interest cost	3,504	4,248	4,443
Expected long-term return on assets	(5,024)	(4,438)	(4,418)
Actuarial (gain) loss amortization	(120)	37	—
Transition obligation amortization	1,296	1,917	1,917
Curtailment gain	(1,229)	—	—

Net periodic expense	$121	$3,617	$3,711

Other changes in plan assets and projected benefit obligations recognized in other comprehensive income were as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Pension Plans
Net actuarial (gain) loss experienced during the year	$(14,138)	$28,748	$14,312
Net actuarial loss recognized as expense	(8,934)	(4,908)	(3,755)
Prior service cost recognized as expense	(311)	(340)	(298)

Total recognized in other comprehensive income (loss)	(23,383)	23,500	10,259

Postretirement Benefit Plans
Net actuarial (gain) loss experienced during the year	$(8,057)	$(1,787)	$2,111
Net actuarial gain recognized as expense	550	—	—
Transition obligation recognized as expense	(283)	(294)	(286)

Total recognized in other comprehensive income (loss)	$(7,790)	$(2,081)	$1,825

Net retirement expense for Alagasco was $12.1 million, $7.8 million and $5.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. Energen recognized a curtailment gain of $1.2 million in the fourth quarter of 2013. In the first quarter of 2013, Energen incurred a settlement charge of $0.5 million for the payment of lump sums from the nonqualified supplemental retirement plans, of which $0.1 million was expensed and $0.4 million was recognized as a pension and postretirement asset in regulatory assets at Alagasco. In the third quarter of 2013, Energen incurred a settlement charge of $64,000 for the payment of lump sums from the nonqualified supplemental retirement plans, of which $18,000 was expensed and $46,000 was recognized as a pension and postretirement asset in regulatory assets at Alagasco. In the fourth quarter of 2013, Energen incurred a settlement charge of $0.8 million for the payment of lump sums from a defined benefit pension plan. In the first quarter of 2011, Energen recognized a termination benefit charge of $0.4 million to provide for early retirement of certain non-highly compensated employees. Net periodic postretirement benefit cost for Alagasco was $0.8 million, $2.7 million and $2.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Assumptions: The weighted average rate assumptions to determine net periodic benefit costs were as follows:

Years ended December 31,	2013	2012	2011
Pension Plans
Discount rate	3.63%	4.52%	4.89%
Expected long-term return on plan assets	7.00%	7.00%	7.25%
Rate of compensation increase for pay-related plans	3.71%	3.59%	3.75%
Postretirement Benefit Plans
Discount rate	4.26%	4.95%	5.45%
Expected long-term return on plan assets	7.00%	7.00%	7.25%
Rate of compensation increase	3.70%	3.55%	3.61%

The weighted average rate assumptions used to determine the projected benefit obligations at the measurement date were as follows:

Years ended December 31,	2013	2012
Pension Plans
Discount rate	4.31%	3.47%
Rate of compensation increase for pay-related plans	3.63%	3.71%
Postretirement Benefit Plans
Discount rate	4.95%	4.15%
Rate of compensation increase for pay-related plans	3.60%	3.70%

The assumed post-65 health care cost trend rates used to determine the postretirement benefit obligation at the measurement date were as follows:

As of December 31,	2013	2012
Health care cost trend rate assumed for next year	6.50%	6.75%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Year that rate reaches ultimate rate	2020	2020

Assumed health care cost trend rates used in determining the accumulated postretirement benefit obligation have an effect on the amounts reported. For example, revising the weighted average health care cost trend rate by 1 percentage point would have the following effects:

(in thousands)
	1-Percentage Point Decrease	1-Percentage Point Increase
Effect on total of service and interest cost	$(280)	$336
Effect on net postretirement benefit obligation	$(764)	$759

Investment Strategy: Energen employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets with a prudent level of risk. Risk tolerance is established through consideration of plan liabilities, plan funded status, corporate financial condition and market conditions.

Energen has developed an investment strategy that focuses on asset allocation, diversification and quality guidelines. The investment goals of Energen are to obtain an adequate level of return to meet future obligations of the plan by providing above average risk-adjusted returns with a risk exposure in the mid-range of comparable funds. Investment managers are retained by Energen. to manage separate pools of assets. Funds are allocated to such managers in order to achieve an appropriate, diversified, and balanced asset mix. Comparative market and peer group benchmarks are utilized to ensure that investment managers are performing satisfactorily.

Energen seeks to maintain an appropriate level of diversification to minimize the risk of large losses in a single asset class. Accordingly, plan assets for the pension plans and the postretirement health care and life insurance benefit plan do not have a concentration of assets in a single entity, industry, country, commodity or class of investment fund.

Energen’s weighted average plan asset allocations by asset category were as follows:

	Pension			Postretirement Benefits
As of December 31,	Target	2013	2012	Target	2013	2012
Asset category:
Equity securities	41%	34%	41%	60%	61%	60%
Debt securities	38%	28%	38%	40%	39%	40%
Other	21%	38%	21%	—%	—%	—%

Total	100%	100%	100%	100%	100%	100%

Equity securities for pension and postretirement benefits do not include Energen’s common stock.

Plan assets included in the funded status of the pension plans were as follows:

	December 31, 2013
(in thousands)	Level 1	Level 2	Level 3	Total
United States equities	$34,117	$8,080	$—	$42,197
Global equities	20,153	13,256	—	33,409
Fixed income	—	61,121	—	61,121
Alternative investments	—	37,292	—	37,292
Cash and cash equivalents	5,970	39,545	—	45,515

Total	$60,240	$159,294	$—	$219,534

	December 31, 2012
(in thousands)	Level 1	Level 2	Level 3	Total
United States equities	$41,907	$9,072	$—	$50,979
Global equities	23,782	10,697	—	34,479
Fixed income	—	78,806	—	78,806
Alternative investments	—	27,659	14,500	42,159
Cash and cash equivalents	—	3,001	—	3,001

Total	$65,689	$129,235	$14,500	$209,424

United States equities consist of mutual and commingled funds with varying strategies. Such strategies include stock investments across market capitalizations and investment styles. Global equities consist of mutual funds and a limited partnership that invest in United States and non-United States securities broadly diversified across mostly developed markets but with some tactical exposure to emerging markets. Fixed income securities consist of mutual funds and separate accounts. Fixed income securities are well diversified with allocations to investment grade and non-investment grade issues and issues that provide both intermediate and longer duration exposure. Alternative investments consist of limited partnerships and commingled and mutual funds with varying investment strategies. Alternative investments are meant to serve as a risk reducer at the total portfolio level as they provide asset class exposures not found elsewhere in the portfolio.

The following is a reconciliation of plan assets in Level 3 of the fair value hierarchy:

Years ended December 31, (in thousands)	2013	2012	2011
Balance at beginning of period	$14,500	$17,399	$26,841
Unrealized gains (losses)	—	992	(752)
Unrealized gains relating to instruments held at the reporting date	—	242	635
Settlements	—	(4,948)	(9,604)
Purchases	—	815	279
Transfer out of Level 3	(14,500)	—	—

Balance at end of period	$—	$14,500	$17,399

Changes in Fair Value Levels: The availability of observable market data is monitored to assess the appropriate classification for financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the cumulative reporting period. For the year ended December 31, 2013, except for the transfers out of Level 3 noted below, there were no significant transfers in or out of Levels 1, 2, or 3.

Transfer of Alternative Investments: The alternative investments consist of three investments that are measured at net asset value (NAV). NAV per share serves as an estimate for the fair value of an investment as long as certain requirements are met. During 2013, Energen determined that its alternative investments meet those requirements.

Plan assets included in the funded status of the postretirement benefit plans were as follows:

	December 31, 2013
(in thousands)	Level 1	Level 2	Total
United States equities	$43,054	$—	$43,054
Global equities	17,048	—	17,048
Fixed income	—	38,831	38,831

Total	$60,102	$38,831	$98,933

	December 31, 2012
(in thousands)	Level 1	Level 2	Total
United States equities	$37,482	$—	$37,482
Global equities	15,049	—	15,049
Fixed income	—	34,658	34,658

Total	$52,531	$34,658	$87,189

Energen had no Level 3 postretirement benefit plan assets. United States equities consists of mutual funds with varying strategies. These funds invest largely in medium to large capitalized companies with exposure blending growth, market-oriented and value styles. Additional fund investments include small capitalization companies, and certain of these funds utilize tax-sensitive management approaches. Global equities are mutual funds that invest in non-United States securities broadly diversified across most developed markets with exposure blending growth, market-oriented and value styles. Fixed income securities are high-quality short-duration securities including investment-grade market sectors with tactical investments in non-investment grade sectors.

Cash Flows: There are no required contributions to the qualified pension plans during 2014. Additionally, it is not anticipated that the funded status of the qualified pension plans will fall below statutory thresholds requiring accelerated funding or constraints on benefit levels or plan administration. Energen made a discretionary contribution of $3 million to the qualified pension plans in January 2014. During 2014, Energen may make additional discretionary contributions to the qualified pension plans depending on the amount and timing of employee retirements and market conditions. Energen expects to make benefit payments of approximately $6.1 million during 2014 to retirees with respect to the nonqualified supplemental retirement plans.

The following benefit payments, which reflect expected future service, as appropriate, are anticipated to be paid as follows. In addition, the following benefits reflect the expected prescription drug subsidy related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act). The Act includes a prescription drug benefit under Medicare Part D as well as a federal subsidy which began in 2007:

(in thousands)	Pension Benefits	Postretirement Benefits	Postretirement Benefits – Prescription Drug Subsidy
2014	$66,816	$4,156	$(212)
2015	$16,572	$4,219	$(218)
2016	$18,174	$4,286	$(224)
2017	$22,167	$4,362	$(227)
2018	$28,374	$4,426	$(231)
2019-2023	$134,584	$22,319	$(1,202)

In March 2010, The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, Health Care Reform) was signed into law. The impact of the legislation has been estimated and is first reflected in the December 31, 2011 measurement of the post retirement benefit obligation. Energen has applied and been approved for the Early Retiree Reinsurance Program (ERRP). Energen is currently evaluating the application of the ERRP receipts, and therefore, the post retirement benefit obligations have not been reduced to reflect actual or expected receipts under the program.

A summary of Alagasco’ s allocated share of the benefit plans described above is presented below as of and for the rate years ended December 30:

(in thousands)	2013	2012	2011
Net benefit asset noncurrent – postretirement	$26,457	$848	—
Net benefit liability noncurrent – pension	$20,191	$43,611	—
Regulatory asset	$58,568	$90,878	—
Regulatory liability	$26,197	$1,237	—
Benefit cost recorded	$14,636	$12,051	$9,590

6. COMMITMENTS AND CONTINGENCIES

Commitments and Agreements:

Certain of Alagasco’s long-term contracts associated with the delivery and storage of natural gas include fixed charges of approximately $171 million through September 2024. During the years ended December 31, 2013, 2012 and 2011, Alagasco recognized approximately $50 million, $51 million and $51 million, respectively, of current-year commitments through expense and its regulatory accounts in the accompanying financial statements. Alagasco also is committed to purchase minimum quantities of gas at market-related prices or to pay certain costs in the event the minimum quantities are not taken. These purchase commitments are approximately 134 Bcf through August 2020.

Environmental Matters: Various environmental laws and regulations apply to the operations of Alagasco. Historically, the cost of environmental compliance has not materially affected the Company’s financial position, results of operations or cash flows. New regulations, enforcement policies, claims for damages or other events could result in significant unanticipated costs.

Alagasco is in the chain of title of nine former manufactured gas plant sites, four of which it still owns, and five former manufactured gas distribution sites, one of which it still owns. Management expects that, should future remediation of the sites be required, Alagasco’s share of the remediation costs will not materially affect the financial position of Alagasco. During 2011, a removal action was completed at the Huntsville, Alabama manufactured gas plant site pursuant to an Administrative Settlement Agreement and Order on Consent among the EPA, Alagasco and the current site owner.

In 2012, Alagasco responded to an EPA Request for Information Pursuant to Section 104 of CERCLA relating to the 35th Avenue Superfund Site located in North Birmingham, Jefferson County, Alabama. The Request related to a former site of a manufactured gas distribution facility owned by Alagasco and located in the vicinity of the 35th Avenue Superfund Site. In September 2013, Alagasco received from the EPA a General Notice Letter and Invitation to Conduct a Removal Action at the 35th Avenue Superfund Site. The letter identifies Alagasco as a PRP under CERCLA for the cleanup of the Site or costs the EPA incurs in cleaning up the Site. The EPA also offered the PRP group the opportunity to conduct Phase I of the proposed removal action which involved removal activities at approximately 50 residences that purportedly exceed certain risk levels for contamination. Alagasco has discussed its designation as a PRP further with the EPA, and Alagasco has requested additional information from the EPA regarding its designation as a PRP. Alagasco has not been provided information at this time that would allow it to determine the extent, if any, of its potential liability with respect to the 35th Avenue Superfund Site and the proposed removal action, and therefore Alagasco has not agreed to undertake the proposed removal activities and no amount has been accrued as of December 31, 2013.

Legal Matters: Energen and its affiliates are, from time to time, parties to various pending or threatened legal proceedings and the Company has accrued a provision for its estimated liability. Certain of these lawsuits include claims for punitive damages in addition to other specified relief. The Company recognizes its liability for contingencies when information available indicates both a loss is probable and the amount of the loss can be reasonably estimated. Based upon information presently available, and in light of available legal and other defenses, contingent liabilities arising from threatened and pending litigation are not considered material in relation to the respective financial positions of Energen and its affiliates. It should be noted, however, that there is uncertainty in the valuation of pending claims and prediction of litigation results.

On December 17, 2013, an incident occurred at a Housing Authority apartment complex in Birmingham, Alabama which resulted in one fatality, personal injuries and property damage. Alagasco is cooperating with the National Transportation and Safety Board which is investigating the incident. Alagasco has been named as a defendant in several lawsuits arising from the incident and additional lawsuits and claims may be filed against Alagasco.

Lease Obligations: Alagasco leases Energen’s and Alagaco’s headquarter building over a 25-year term ending January 31, 2024 and the related lease is accounted for as an operating lease. Under the terms of the lease, Alagasco has a renewal option; the lease does not contain a bargain purchase price or a residual value guarantee. Effective July 1, 2013, Alagasco subleased the headquarters currently occupied primarily by Energen to Energen. Prior to July 2013, approximately 49 percent of the total headquarters lease payments were charged to Energen. As of July 2013, approximately 77 percent of the total headquarters lease payments are charged to Energen due to an increase in office space utilized by Energen. Alagasco recognizes Energen’s payment of rent expense in other income with an offset in other expense. Alagasco entered into a new lease for the current Alagasco corporate headquarters in July 2013 which is classified as an operating lease.

Alagasco’s total payments related to leases included as operating expense were $2.4 million, $2.1 million and $2.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. These amounts are net of approximately $0.7 million, $1.0 million and $1.0 million of lease expense paid by Energen in 2013, 2012 and 2011, respectively. Minimum future rental payments required after 2013 under leases with initial or remaining noncancelable lease terms in excess of one year are as follows:

Years Ending December 31, (in thousands)
2014	2015	2016	2017	2018	2019 and thereafter
$4,291	$4,062	$3,994	$3,979	$2,409	$10,637

Included in the table above are approximately $16.2 million of payments associated with leasing of Energen’s headquarters, which are expected to be reimbursed to Alagasco by Energen through the remaining term of the related lease.

7. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial Instruments: The stated value of cash and cash equivalents, short-term investments, trade receivables (net of allowance), and short-term debt approximates fair value due to the short maturity of the instruments. The fair value of Alagasco’s fixed-rate long-term debt, including the current portion, approximates $258.8 million and $284.7 million and has a carrying value of $249.9 million and $250.0 million at December 31, 2013 and 2012, respectively. The fair values were based on market prices of similar issues having the same remaining maturities, redemption terms and credit rating. Short-term debt is classified as Level 1 fair value and long-term debt is classified as Level 2 fair value.

Alagasco purchases gas as an agent for certain of its large commercial and industrial customers. Alagasco has, in certain instances, provided commodity-related guarantees to counterparties in order to facilitate these agency purchases. Liabilities existing for gas delivered to customers subject to these guarantees are included in the balance sheet. In the event the customer for whom the guarantee was entered fails to take delivery of the gas, Alagasco can sell such gas for the customer, with the customer liable for any resulting loss. Although the substantial majority of purchases under these guarantees are for the customers’ current monthly consumption and are at current market prices, in some instances, the purchases are for an extended term at a fixed price. At December 31, 2013, the fixed price purchases under these guarantees had a maximum term outstanding through October 2014 with an aggregate purchase price of $0.5 million and a market value of $0.6 million.

Finance Receivables: Alagasco finances third-party contractor sales of merchandise including gas furnaces and appliances. At December 31, 2013 and 2012, Alagasco’s finance receivable totaled approximately $10.8 million and $10.7 million, respectively. These finance receivables currently have an average balance of approximately $3,000 and with terms of up to 84 months. Financing is available only to qualified customers who meet creditworthiness thresholds for customer payment history and external agency credit reports. Alagasco relies upon ongoing payments as the primary indicator of credit quality during the term of each contract. The allowance for credit losses is recognized using an estimate of write-off percentages based on historical experience applied to an aging of the finance receivable balance. Delinquent accounts are evaluated on a case-by-case basis and, absent evidence of debt repayment after 90 days, are due in full and assigned to a third-party collection agency. The remaining finance receivable is written off approximately 12 months after being assigned to the third-party collection agency. Alagasco had finance receivables past due 90 days or more of $0.4 million and $0.5 million as of December 31, 2013 and 2012, respectively.

The following table sets forth a summary of changes in the allowance for credit losses as follows:

(in thousands)
Allowance for credit losses as of December 31, 2011	$421

Provision	49

Allowance for credit losses as of December 31, 2012	470

Provision	(47)

Allowance for credit losses as of December 31, 2013	$423

Risk Management: As of December 31, 2013, Alagasco had no derivative instruments. As of December 31, 2012, Alagasco had $2.6 million of derivative instruments which were classified as Level 2 fair values and are included in accounts payable in the accompanying financial statements. These derivatives were not designated as hedging instruments. Alagasco had no derivative instruments classified as Level 3 fair values as of December 31, 2013 and 2012.Alagasco had no derivatives in 2013.

Concentration of Credit Risk:

Natural gas distribution operating revenues and related accounts receivable are generated from state-regulated utility natural gas sales and transportation to approximately 422,000 residential, commercial and industrial customers located in central and north Alabama. A change in economic conditions may affect the ability of customers to meet their obligations; however, the Company believes that its provision for possible losses on uncollectible accounts receivable is adequate for its credit loss exposure.

8. ASSET RETIREMENT OBLIGATIONS

The Company recognizes conditional obligations if such obligations can be reasonably estimated and a legal requirement to perform an asset retirement activity exists. Alagasco accrues removal costs on certain gas distribution assets over the useful lives of its property, plant and equipment through depreciation expense in accordance with rates approved by the APSC. Alagasco recorded a conditional asset retirement obligation, on a discounted basis, of $27.5 million and $24.9 million to purge and cap its gas pipelines upon abandonment and to remediate other related obligations, as a regulatory liability as of December 31, 2013 and 2012, respectively. Regulatory assets for rate recovery of accumulated asset removal costs of $4.6 million and $3.3 million as of December 31, 2013 and 2012, respectively, are included as regulatory assets in noncurrent assets on the balance sheets. The costs associated with asset retirement obligations are either currently being recovered in rates or are probable of recovery in future rates.

9. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental information concerning Alagasco’s cash flow activities was as follows:

Years ended December 31, (in thousands)	2013	2012	2011
Interest paid, net of amount capitalized	$13,465	$13,513	$12,385
Income taxes paid	$23,138	$16,796	$5,143
Interest expense (revenue) on affiliated company debt, net	$(18)	$295	$376
Noncash investing activities:
Accrued property, plant and equipment costs	$5,505	$3,536	$2,229
Capitalized depreciation	$66	$80	$93
Capitalized asset retirement obligations costs	$802	$415	$300
Allowance for funds used during construction	$698	$623	$807

10. ACQUISITION AND DISPOSITION OF PROPERTIES

In August 2013, Alagasco recorded a pre-tax gain of $10.9 million related to the sale of its Metro Operations Center which is located in Birmingham, Alabama, and has been in service since the 1940’s. The Company received approximately $13.8 million pre-tax in cash from the sale of this property. During the third quarter of 2013, the gain on the sale was recognized in other income and a related reduction in revenues was recognized to defer the gain as a regulatory liability pending review by the APSC. In conjunction with the receipt of the rate order from the APSC on December 20, 2013, Alagasco recognized the deferred revenues from this sale in the fourth quarter of 2013. Effective upon the sale of the Metro Operations Center, Alagasco leased the facility from the purchaser for a period of approximately 20 months.

11. REGULATORY ASSETS AND LIABILITIES

The following table details regulatory assets and liabilities:

(in thousands)	December 31, 2013		December 31, 2012
	Current	Noncurrent	Current	Noncurrent
Regulatory assets:
Pension assets	$325	$58,243	$170	$90,708
Accretion and depreciation for asset retirement obligation	—	18,046	—	16,536
Risk management activities	—	—	2,593	—
Rate recovery of asset removal costs, net	—	4,601	—	3,322
Enhanced stability reserve	—	4,000	—	—
Gas supply adjustment	2,406	—	42,726	—
Other	25	—	26	—

Total regulatory assets	$2,756	$84,890	$45,515	$110,566

Regulatory liabilities:
RSE adjustment	$4,690	$—	$1,740	$—
Unbilled service margin	28,504	—	25,078	—
Postretirement liabilities	—	26,197	—	1,237
Refundable negative salvage	15,779	39,663	18,265	53,467
Asset retirement obligation	—	27,528	—	24,930
Other	33	737	33	770

Total regulatory liabilities	$49,006	$94,125	$45,116	$80,404

As described in Note 2, Regulatory Matters, Alagasco’s rates are established under the RSE rate-setting process and are based on average equity for the period. Alagasco’s rates are not adjusted to exclude a return on its investment in regulatory assets during the recovery period.

12. TRANSACTIONS WITH RELATED PARTIES

Energen allocates certain corporate costs to Alagasco and its affiliate based on the nature of the expense to be allocated using various factors including, but not limited to, total assets, earnings, or number of employees. The Company’s cash management program seeks to minimize borrowing from outside sources through inter-company lending. Under this program, Alagasco may borrow from but does not lend to affiliates. Alagasco had net trade receivables from affiliates of $4.7 million and $5.7 million at December 31, 2013 and 2012, respectively. Interest income and expense between affiliates is calculated monthly based on the market weighted average interest rate. Alagasco had $18,000 in affiliated company interest revenue during the year ended December 31, 2013. Alagasco had $0.3 million and $0.4 million in affiliated company interest expense during the years ended December 31, 2012 and 2011, respectively.

13. RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2011, the FASB issued Accounting Standard Update (ASU) No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The amendments in this update require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendment is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. In January 2013, the FASB issued Accounting Standard Update (ASU) No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The effective date and transition of the disclosure requirement in ASU No. 2011-11 remained unchanged. The adoption of this standard did not have an impact on the financial statements of the Company.

14. SUMMARIZED QUARTERLY FINANCIAL DATA (Unaudited)

Alagasco’s business is seasonal in character and influenced by weather conditions. The following data summarizes Alagasco’s quarterly operating results.

	Year ended December 31, 2013
(in thousands)	First	Second	Third	Fourth
Operating revenues	$237,685	$104,514	$48,368	$142,771
Operating income (loss)	$79,293	$2,219	$(22,544)	$34,800
Net income (loss)	$47,222	$(704)	$(8,961)	$19,842

	Year ended December 31, 2012
(in thousands)	First	Second	Third	Fourth
Operating revenues	$194,487	$70,887	$61,809	$124,406
Operating income (loss)	$78,560	$4,448	$(12,743)	$22,951
Net income (loss)	$46,918	$326	$(10,039)	$12,197